Exhibit 99.1

N e w s R e l e a s e
QUICKSILVER RESOURCES INC.
777 West Rosedale Street
Fort Worth, TX 76104
www.qrinc.com
Quicksilver Resources to Acquire Fort Worth Basin Barnett Shale Assets for $1.3 Billion in Cash and Stock
Average Daily Production for 2008 Projected to Increase to 275 MMcfe/d
FORT WORTH, TEXAS (July 7, 2008) – Quicksilver Resources Inc. (NYSE: KWK) announced today that it has entered into purchase and sale agreements with various private parties including Chief Resources LLC, Hillwood Oil & Gas, L.P. and Collins and Young, L.L.C. to acquire producing, leasehold, royalty and midstream assets, associated with the Barnett Shale formation in northern Tarrant and southern Denton counties of Texas, for $1.307 billion. The acquired properties currently have net production of approximately 45 million cubic feet (MMcf) per day. Quicksilver estimates that these properties contain more than one trillion cubic feet of recoverable natural gas resources net to the company including approximately 350 billion cubic feet (Bcf) of proved reserves, of which approximately 40% are proved developed, and more than 650 Bcf of additional resource potential on 13,000 net acres.
Consideration in the transaction includes $1 billion in cash and $307 million in Quicksilver Resources common stock. Quicksilver expects to fund the cash portion of the transaction through a combination of a $700 million 30-month second-lien term loan facility, operating cash flow, and its existing credit facility. Quicksilver Resources’ common stock issued in the transaction will be valued based on the volume weighted-average price for the 15 consecutive trading days immediately prior to the three trading days prior to closing the transaction. The acquisition is scheduled to close on August 8, 2008, subject to expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the satisfaction or waiver of other customary closing conditions.
“Acquisition of these properties in the Fort Worth Basin enhances our production growth profile, expands our inventory of low-risk, high-return development projects, maintains a low full-cycle cost structure, and is expected to be immediately accretive to earnings and cash flow per share,” said Glenn Darden, Quicksilver president and chief executive officer. “In addition, this transaction enables Quicksilver to lever its existing technical, operating and management efficiencies in the Fort Worth Basin. We believe these acquired properties are similar to the company’s Lake Arlington project, where last week the most recent four wells began production at a combined rate of approximately 26 MMcf per day.”
Upon closing the transaction, Quicksilver estimates that its total company average daily production volumes for 2008 will increase to approximately 275 MMcf of natural gas equivalents per day, an approximate 8% increase from prior estimates, reflecting just five months of production volumes from the acquired properties. The company’s total daily production volumes are projected to increase approximately 40% and 30% in 2009 and 2010, respectively, resulting in a three-year compound annual growth rate of approximately 50%, after adjusting for the November 2007 divestment of Quicksilver’s operations in Michigan, Indiana and Kentucky.
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Quicksilver has expanded its hedges for the remainder of 2008 through 2010 by approximately 40,000 million Btu (MMbtu) per day of natural gas production, using costless collars of approximately:

($ per MMbtu)	2008	2009	2010
Floor price – weighted average	$12.00	$11.13	$10.00
Ceiling price – weighted average	16.60	13.75	13.50
Operational Update
Quicksilver has increased its estimate for the company’s total average daily production for the second quarter of 2008 to a range of 233 to 235 MMcf of natural gas equivalents, which excludes any volumes from the announced acquisition. The company expects second-quarter 2008 aggregate unit expenses for lease operating, production taxes, DD&A and G&A to be at the low end of its previous guidance range of $4.35 to $4.63 per thousand cubic feet of equivalent.
Conference Call
Quicksilver will host a conference call today, July 7, 2008, at 11:00 a.m. eastern time to discuss the details of this transaction. Quicksilver invites interested parties to participate in the call via the company’s website at http://www.qrinc.com or by calling 1-877-313-7932, using the conference ID number 55038532, prior to 10:55 a.m. eastern time. A digital replay of the conference call will be available at 3:00 p.m. eastern time today, and will remain available for 30 days. The replay can be accessed at 1-800-642-1687 and enter the conference ID number 55038532. The replay will also be archived for 30 days on the company’s website. A brief presentation providing maps and other data relating to the transaction can be accessed on the company’s website at http://www.qrinc.com.
Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. served as financial advisors to Quicksilver on the transaction. The sellers were represented exclusively by Merrill Lynch Petrie Advisors. Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc. are arranging the second-lien term loan facility.
About Quicksilver Resources
Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coalbed methane, shale gas, and tight sands gas in North America. The company has U.S. offices in Fort Worth, Texas; Glen Rose, Texas and Cut Bank, Montana. Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. For more information about Quicksilver Resources, visit www.qrinc.com.
Forward-Looking Statements
The statements in this press release regarding resource potential and future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated. Factors that could result in such differences or otherwise materially affect Quicksilver
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Resources’ financial condition, results of operations and cash flows include: the conditions to the completion of the transaction described herein as set forth in the purchase and sale agreements; the availability and terms of the contemplated financing described herein; changes in general economic conditions; fluctuations in natural gas, natural gas liquids and crude oil prices; failure or delays in achieving expected production from natural gas, natural gas liquids and crude oil exploration and development projects; effects of hedging natural gas, natural gas liquids and crude oil prices; uncertainties inherent in estimates of natural gas, natural gas liquids and crude oil reserves and predicting natural gas, natural gas liquids and crude oil reservoir performance; effects of hedging natural gas, natural gas liquids and crude oil; competitive conditions in our industry; actions taken by third parties, including operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well a, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Reserve estimates and estimates of resource potential or upside with respect to the pending acquisition were made by our internal engineers without review by an independent petroleum engineering firm. Data used to make these estimates were furnished by the sellers and may not be as complete as that which is available for our owned properties. We believe our estimates of proved reserves comply with criteria provided under rules of the Securities and Exchange Commission.
The Securities and Exchange Commission has generally permitted oil and gas companies, in their filings made with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation test to be economically and legally producible under existing economic and operating conditions. We use the terms resource “potential” or “upside” or other descriptions of volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.
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Investor & Media Contact:
Rick Buterbaugh
(817) 665-4835
KWK 08-16

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